Exhibit 99.1

Sanara MedTech Inc. Reports Fourth Quarter and Full Year 2024 Financial Results (Unaudited)

Q4 Net Revenue Increased 49% Year-Over-Year; 2024 Net Revenue Increased 33% Year-Over-Year

FORT WORTH, TX, March 25, 2025 (GLOBE NEWSWIRE) - Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, today reported its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Summary

●	Net revenue increased 49% to $26.3 million, compared to $17.7 million in the fourth quarter of 2023.

●	Net loss of $1.7 million, compared to net loss of $0.3 million in the fourth quarter of 2023.

●	Adjusted EBITDA(1) of $0.9 million, compared to $0.4 million in the fourth quarter of 2023.

Full Year 2024 Financial Summary

●	Net revenue increased 33% to $86.7 million, compared to $65.0 million in 2023.

●	Net loss of $9.9 million, compared to net loss of $4.4 million in 2023.

●	Adjusted EBITDA(1) of $2.7 million, compared to $0.1 million in 2023.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

Fourth Quarter 2024 and Recent Operational Announcements

●	On October 4, 2024, the Company appointed Mr. Keith Myers to serve as a director on its Board. Mr. Myers is the chairman and CEO emeritus of LHC Group, one of the largest and highest quality in-home healthcare providers in the United States.

●	On January 21, 2025, the Company announced the execution of an exclusive license and distribution agreement with, and minority investment in, Biomimetic Innovations Ltd (“BMI”), a privately-held medical device company headquartered in Shannon, Ireland. Sanara acquired the exclusive U.S. marketing, sales, and distribution rights to BMI’s OsStic® Synthetic Injectable Structural Bio-Adhesive Bone Void Filler, as well as a hardware agnostic adjunctive internal fixation technology.

●	On January 21, 2025, the Company announced the expansion of its executive leadership team with new appointments, effective January 15, 2025. Elizabeth Taylor was appointed to the position of Chief Financial Officer, succeeding Michael McNeil, who was appointed to serve as Chief Accounting Officer and Chief Administrative Officer.

●	In 2024, the Sanara R&D team submitted 11 provisional patent applications covering innovations in proprietary antimicrobial technologies and hydrolyzed collagen, including novel formulations, treatment applications, and key component advancements.

●	On March 19, 2025, the Company entered into the First Amendment to Term Loan Agreement with CRG Servicing LLC (“CRG”), which amended our existing term loan with CRG to provide for up to two additional borrowings under the term loan, and extended the date by which borrowings are permitted to occur by December 31, 2025.

Management Comments

“Our team delivered an impressive conclusion to 2024, with net revenue growth in the fourth quarter of 49% year-over-year, fueled primarily by sales of soft tissue products in our Sanara Surgical segment,” stated Ron Nixon, Sanara’s Executive Chairman and CEO. “Throughout 2024, our Sanara Surgical commercial team achieved strong execution with respect to our growth strategy, expanding our coverage and penetration of the markets we serve. We also made significant progress in developing the technology platform and infrastructure for Tissue Health Plus, our value-based wound care program. In parallel, we continued our efforts to evaluate and pursue new partnerships, enhance our intellectual property portfolio and develop our product pipeline, while securing a new credit facility to provide increased financial flexibility as we pursue our long-term strategy.”

Mr. Nixon continued: “Looking ahead, our team remains focused on driving revenue growth and improving profitability in our Sanara Surgical segment, while continuing to invest in our Tissue Health Plus segment. In 2025, we remain focused on improving the profitability in our Sanara Surgical segment, while continuing to invest in our Tissue Health Plus segment in preparation for a planned launch of our first pilot program with a wound care provider group during the second quarter. Specifically, we expect our continued investment in Tissue Health Plus over the first half of 2025 to be between $7.5 to $10.0 million. Importantly, we are pursuing financial partners to invest in the execution of our Tissue Health Plus strategy. We look forward to expanding awareness and adoption of our technologies this year, with the goal of improving patient outcomes, reducing healthcare costs and enhancing the long-term value of our organization.”

Fourth Quarter and Full Year 2024 Revenue

The following tables summarize revenue streams from product sales and royalties for the three and twelve months ended December 31, 2024 and 2023:

	Three Months Ended December 31,
	2024	2023	$ Change	%
Soft tissue repair	$23,538,066	$15,079,871	$8,458,195	56%
Bone fusion products	2,767,299	2,559,692	207,607	8%
Royalty revenue	-	50,250	(50,250)	(100)%
Total Net Revenue	$26,305,365	$17,689,813	$8,615,552	49%

	Year Ended December 31,
	2024	2023	$ Change	%
Soft tissue repair	$76,125,012	$54,836,410	$21,288,602	39%
Bone fusion products	10,547,413	9,952,432	594,981	6%
Royalty revenue	—	201,000	(201,000)	(100)%
Total Net Revenue	$86,672,425	$64,989,842	$21,682,583	33%

Fourth Quarter 2024 Financial Results

Net revenue for the fourth quarter of 2024 was $26.3 million, compared to $17.7 million for the fourth quarter of 2023, an increase of $8.6 million, or 49%, year-over-year. The increase in net revenue was driven by an increase of $8.5 million, or 56%, in sales of soft tissue repair products and an increase of $0.2 million, or 8%, in sales of bone fusion products.

The increase in sales of soft tissue repair products was driven primarily by increased demand for CellerateRX® Surgical Activated Collagen® (“CellerateRX Surgical”) and, to a lesser extent, BIASURGE® Advanced Surgical Solution (“BIASURGE”). Fourth quarter 2024 BIASURGE® sales were driven, in part, by approximately $1.8 million of revenue that we believe is attributable to supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry due to Hurricane Helene.

Gross profit for the fourth quarter of 2024 was $24.1 million, compared to $15.9 million for the fourth quarter of 2023, an increase of $8.2 million, or 51%, year-over-year. The increase in gross profit was driven by increased sales of soft tissue repair and bone fusion products. Gross margin was 91% of net revenue for the fourth quarter of 2024, compared to 90% of net revenue for the fourth quarter of 2023. The increase in gross margin was driven by increased sales of soft tissue repair products, particularly CellerateRX® Surgical and BIASURGE®.

Operating expenses for the fourth quarter of 2024 were $24.4 million, compared to $16.1 million for the fourth quarter of 2023, an increase of $8.3 million, or 51%, year-over-year. The increase in operating expenses was driven by an increase of $6.1 million, or 37%, in selling, general and administrative (“SG&A”), an increase of $1.8 million, or 270%, in research and development (“R&D”), and an increase of $0.5 million, or 47%, in depreciation and amortization. The increase in depreciation and amortization in the fourth quarter of 2024 was driven by a $0.5 million non-cash charge to write-off the remaining net book value of certain Tissue Health Plus internal use software assets.

Operating loss for the fourth quarter of 2024 was $0.4 million, compared to operating loss of $0.2 million for the fourth quarter of 2023.

Other expense for the fourth quarter of 2024 was $1.3 million, compared to $36,449 for the fourth quarter of 2023. Other expense for the fourth quarter of 2024 primarily included higher interest expense related to the Company’s term loan with CRG.

Net loss for the fourth quarter of 2024 was $1.7 million compared to a net loss of $0.3 million for the fourth quarter of 2023. The Company’s Sanara Surgical segment generated net income of $0.9 million for the fourth quarter of 2024, compared to a net loss of $0.7 million for the fourth quarter of 2023. The Company’s Tissue Health Plus segment generated a net loss of $2.6 million for the fourth quarter of 2024, compared to net income of $0.5 million for the fourth quarter of 2023. The year-over-year increase in net loss in the Company’s Tissue Health Plus segment was primarily due to higher SG&A and R&D related to the buildout of the Tissue Health Plus platform and infrastructure, and higher depreciation and amortization related to a $0.5 million non-cash charge in the fourth quarter of 2024 to write-off the remaining net book value of certain Tissue Health Plus internal use software assets.

Adjusted EBITDA(1) for the fourth quarter of 2024 was $0.9 million, compared to $0.4 million for the fourth quarter of 2023. The Company’s Sanara Surgical segment generated Segment Adjusted EBITDA(2) of $4.1 million for the fourth quarter of 2024, compared to $1.5 million for the fourth quarter of 2023. The Company’s Tissue Health Plus segment generated Segment Adjusted EBITDA(2) of ($3.1) million for the fourth quarter of 2024, compared to ($1.1) million for the fourth quarter of 2023.

As of December 31, 2024, Sanara had $15.9 million of cash and $30.5 million of principal debt obligations outstanding, and $24.5 million of available borrowing capacity, compared to $5.1 million, $9.8 million, and $2.3 million, respectively, as of December 31, 2023.

Full Year 2024 Financial Results

Net revenue for the full year 2024 was $86.7 million, compared to $65.0 million for the full year 2023, an increase of $21.7 million, or 33%, year-over-year.

Net loss for the full year 2024 was $9.9 million compared to net loss of $4.4 million for the full year 2023. The Company’s Sanara Surgical segment generated a net loss of $1.9 million for the full year 2024, compared to net income of $0.4 million for the for full year 2023. The year-over-year change in net loss in the Company’s Sanara Surgical segment was driven primarily by interest expense of $3.2 million, compared to $0.2 million for the full year 2023. The Company’s Tissue Health Plus segment generated a net loss of $8.0 million for the full year 2024, compared to a net loss of $4.9 million for full year 2023. The year-over-year change in net loss in the Company’s Tissue Health Plus segment was primarily due to higher SG&A and R&D related to the buildout of the Tissue Health Plus platform and infrastructure.

Adjusted EBITDA(1) for the full year 2024 was $2.7 million, compared to $0.1 million for the full year 2023. The Company’s Sanara Surgical segment generated Segment Adjusted EBITDA(2) of $9.1 million for the full year 2024, compared to $5.3 million for the full year 2023. The Company’s Tissue Health Plus segment generated Segment Adjusted EBITDA(2) of ($6.5) million for the full year 2024, compared to ($5.2) million for the full year 2023.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

(2) Segment Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

Conference Call

Sanara will host a conference call on Tuesday, March 25, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter and full year ended December 31, 2024, and hold a question and answer session at the end of the call. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 904042. A telephonic replay of the conference call will be available through Tuesday, April 08, 2025, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 52172.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGENTM Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. For more information, please visit sanaramedtech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the timing of our planned commercial launch of the Company’s Tissue Health Plus platform, the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, the regulatory approval process and expansion of the Company’s business into value-based skincare, wound care and other services. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the Company’s ability to build out its executive team, the Company’s ability to identify and effectively utilize the net proceeds of its term loan to support the Company’s growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA ICR Healthcare

IR@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash	$15,878,295	$5,147,216
Accounts receivable, net	12,408,819	8,474,965
Accounts receivable – related parties	40,566	8,400
Royalty receivable	-	49,344
Inventory, net	2,753,032	4,717,533
Convertible loan receivable	1,101,478	-
Prepaid and other assets	1,123,798	608,411
Total current assets	33,305,988	19,005,869

Long-term assets
Intangible assets, net	41,006,776	44,926,061
Goodwill	3,601,781	3,601,781
Investment in equity securities	8,297,223	3,084,278
Right of use assets – operating leases	1,447,907	1,995,204
Property and equipment, net	432,317	1,257,956
Total long-term assets	54,786,004	54,865,280

Total assets	$88,091,992	$73,871,149

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,499,764	$1,924,082
Accounts payable – related parties	30,913	77,805
Accrued bonuses and commissions	10,778,840	7,676,770
Accrued royalties and expenses	2,621,867	2,047,678
Earnout liabilities – current	748,001	1,100,000
Current portion of debt	-	580,357
Operating lease liabilities – current	358,687	361,185
Total current liabilities	16,038,072	13,767,877

Long-term liabilities
Long-term debt, net of current portion	30,689,290	9,113,123
Earnout liabilities – long-term	-	2,723,001
Operating lease liabilities – long-term	1,237,051	1,737,445
Other long-term liabilities	1,215,617	1,941,686
Total long-term liabilities	33,141,958	15,515,255

Total liabilities	49,180,030	29,283,132

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,753,773 issued and outstanding as of December 31, 2024 and 8,535,239 issued and outstanding as of December 31, 2023	8,754	8,535
Additional paid-in capital	77,179,211	72,860,556
Accumulated deficit	(37,784,392)	(28,036,814)
Total Sanara MedTech shareholders’ equity	39,403,573	44,832,277
Equity attributable to noncontrolling interest	(491,611)	(244,260)
Total shareholders’ equity	38,911,962	44,588,017
Total liabilities and shareholders’ equity	$88,091,992	$73,871,149

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Revenue	$26,305,365	$17,689,813	$86,672,425	$64,989,842

Cost of goods sold	2,249,182	1,788,162	8,139,901	7,852,686

Gross profit	24,056,183	15,901,651	78,532,524	57,137,156

Operating expenses
Selling, general and administrative	22,416,741	16,336,329	76,559,863	56,994,753
Research and development	2,411,883	651,519	5,703,362	4,132,425
Depreciation and amortization	1,608,443	1,094,783	4,923,224	3,675,026
Change in fair value of earnout liabilities	(2,006,000)	(1,954,985)	(1,938,451)	(3,449,895)
Total operating expenses	24,431,067	16,127,646	85,247,998	61,352,309

Operating loss	(374,884)	(225,995)	(6,715,474)	(4,215,153)

Other income (expense)
Interest expense	(1,289,136)	(287,483)	(3,128,395)	(475,783)
Share of losses from equity method investments	(58,559)	-	(90,007)	-
Interest income	21,978	-	21,978	-
Gain on disposal of investment	-	251,034	-	251,034
Total other income (expense)	(1,325,717)	(36,449)	(3,196,424)	(224,749)

Net loss	(1,700,601)	(262,444)	(9,911,898)	(4,439,902)

Less: Net loss attributable to noncontrolling interest	(162,020)	(25,250)	(247,351)	(136,705)

Net loss attributable to Sanara MedTech shareholders	$(1,538,581)	$(237,194)	$(9,664,547)	$(4,303,197)

Net loss per share of common stock, basic and diluted	$(0.18)	$(0.03)	$(1.14)	$(0.52)

Weighted average number of common shares outstanding, basic and diluted	8,531,507	8,356,886	8,484,224	8,278,949

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(9,911,898)	$(4,439,902)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,923,224	3,675,026
Credit loss expense	624,448	202,941
Inventory obsolescence	521,757	406,812
Share-based compensation	4,436,048	3,442,722
Noncash lease expense	547,297	342,972
Share of losses from equity method investments	90,007	-
Gain on disposal of investment	-	(251,034)
Back-end fee	358,086	-
Paid-in-kind interest	838,965	-
Accretion of finance liabilities	210,931	98,926
Amortization and write-off of debt issuance costs	209,499	5,138
Change in fair value of earnout liabilities	(1,938,451)	(3,449,895)
Accrued interest income	(21,978)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(4,508,958)	(1,821,895)
Accounts receivable – related parties	(32,166)	90,148
Inventory, net	1,442,744	(1,545,339)
Prepaid and other assets	(515,496)	496,200
Accounts payable	(424,318)	531,380
Accounts payable – related parties	(46,891)	43,768
Accrued royalties and expenses	574,189	(739,645)
Accrued bonuses and commissions	3,102,069	(81,513)
Operating lease liabilities	(502,892)	(252,366)
Net cash used in operating activities	(23,784)	(3,245,556)
Cash flows from investing activities:
Purchases of property and equipment	(205,848)	(265,246)
Purchases of intangible assets	(23,452)	-
Proceeds from disposal of property and equipment	-	650
Investment in equity securities	(5,302,952)	-
Convertible loan receivable	(1,079,391)	-
Acquisitions, net of cash acquired	-	(9,942,750)
Net cash used in investing activities	(6,611,643)	(10,207,346)
Cash flows from financing activities:
Loan proceeds, net	29,339,260	9,688,341
Pay off line of credit	(9,750,000)	-
Equity offering net proceeds (expenses)	(75,000)	911,371
Net settlement of equity-based awards	(125,205)	(135,794)
Cash payment of finance and earnout liabilities	(2,022,549)	(822,795)
Net cash provided by financing activities	17,366,506	9,641,123
Net increase (decrease) in cash	10,731,079	(3,811,779)
Cash, beginning of period	5,147,216	8,958,995
Cash, end of period	$15,878,295	$5,147,216

Cash paid during the period for:
Interest	$1,580,984	$283,948
Supplemental noncash investing and financing activities:
Right of use assets obtained in exchange for lease obligations	-	1,531,773
Equity issued for acquisitions	-	3,089,645
Earnout and other liabilities generated by acquisitions	-	3,759,642

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA and Segment Adjusted EBITDA. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net income (loss) excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, share of losses from equity method investments, executive separation costs, legal and diligence expenses related to acquisitions, and gains/losses on the disposal of property and equipment, as each is applicable to the periods presented. Segment Adjusted EBITDA is calculated in the same manner as Adjusted EBITDA but is presented on a segment basis. The Company has historically presented Segment Adjusted EBITDA as Segment EBITDA, and starting with the fourth quarter ended December 31, 2024, is presenting it as Segment Adjusted EBITDA. The definition and methodology for calculating this measure has remained unchanged.

The Company believes Adjusted EBITDA and Segment Adjusted EBITDA are useful to investors because they facilitate comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts for certain items, such as change in fair value of earnout liabilities, when calculating Adjusted EBITDA and Segment Adjusted EBITDA because the Company believes that such items are not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that, investors should consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Segment Adjusted EBITDA is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. We have provided a reconciliation of this measure as it relates to our segments below.

Reconciliation of Net Income (Loss) to Segment Adjusted EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,
	2024			2023
	Sanara Surgical	THP	Total	Sanara Surgical	THP	Total
Net Income (Loss)	$934,704	$(2,635,304)	$(1,700,600)	$(740,810)	$478,366	$(262,444)
Adjustments:
Interest expense	1,289,136	-	1,289,136	287,483	-	287,483
Interest income	(21,978)	-	(21,978)	-	-	-
Depreciation and amortization (1)	692,032	916,411	1,608,443	687,679	407,104	1,094,783
Noncash share-based compensation	1,165,472	30,214	1,195,686	777,994	82,565	860,559
Change in fair value of earnout liabilities	-	(2,006,000)	(2,006,000)	87,578	(2,042,563)	(1,954,985)
Share of losses from equity method investments	58,559	-	58,559	-	-	-
Executive separation costs	-	-	-	-	-	-
Acquisition costs (2)	(64,872)	587,368	522,496	423,513	-	423,513
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$4,053,053	$(3,107,311)	$945,742	$1,523,437	$(1,074,528)	$448,909
Net Revenue	$26,305,365	$-	$26,305,365	$17,689,813	$-	$17,689,813
Net Income (Loss) as a % of Net Revenue	3.6%	N/A	(6.5)%	(4.2)%	N/A	(1.5)%
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated) as a % of Net Revenue	15.4%	N/A	3.6%	8.6%	N/A	2.5%

(1)	Includes a $506,836 non-cash charge during the fourth quarter of 2024 to write-off the remaining net book value of certain Tissue Health Plus internal use software assets.

(2)	Acquisition costs include legal, tax and accounting services related to prospective acquisitions.

	Year Ended December 31,
	2024			2023
	Sanara Surgical	THP	Total	Sanara Surgical	THP	Total
Net Income (Loss)	$(1,937,583)	$(7,974,315)	$(9,911,898)	$440,485	$(4,880,387)	$(4,439,902)
Adjustments:
Interest expense	3,128,395	-	3,128,395	475,783	-	475,783
Interest income	(21,978)	-	(21,978)	-	-	-
Depreciation and amortization (1)	2,785,829	2,137,395	4,923,224	2,046,859	1,628,167	3,675,026
Noncash share-based compensation	3,969,008	138,245	4,107,253	3,201,330	241,392	3,442,722
Change in fair value of earnout liabilities	(14,451)	(1,924,000)	(1,938,451)	(1,298,336)	(2,151,559)	(3,449,895)
Share of losses from equity method investments	90,007	-	90,007	-	-	-
Executive separation costs (2)	964,466	-	964,466	-	-	-
Acquisition costs (3)	185,029	1,165,260	1,350,289	423,513	-	423,513
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$9,148,722	$(6,457,415)	$2,691,307	$5,289,634	$(5,162,387)	$127,247

(1)	Includes a $506,836 non-cash charge during the fourth quarter of 2024 to write-off the remaining net book value of certain Tissue Health Plus internal use software assets.

(2)	Includes $328,795 of share-based compensation related to executive separation costs for the twelve months ended December 31, 2024.

(3)	Acquisition costs include legal, tax and accounting services related to prospective acquisitions.